Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Registration Statement (Form S-8 No. 333-257675) pertaining to the Amended and Restated Aveanna Healthcare Holdings Inc. 2017 Stock Incentive Plan and Aveanna Healthcare Holdings Inc. 2021 Stock Incentive Plan, and
(2)
Registration Statement (Form S-8 No. 333-257678) pertaining to the Aveanna Healthcare Holdings Inc. 2021 Employee Stock Purchase Plan;

of our reports dated March 16, 2023, with respect to the consolidated financial statements of Aveanna Healthcare Holdings Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Aveanna Healthcare Holdings Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 16, 2023